Exhibit No. 99.1

CHINA BAK BATTERY INC.
FIRST QUARTER 2006 EARNINGS & 2005 FISCAL YEAR UPDATE
FEBRUARY 10, 2006

Operator:         Good morning ladies and gentlemen, my name is Melissa and I will be your conference facilitator today. At this time I would like to welcome everyone to the China BAK Battery Inc. first quarter financials and corporate update conference call. All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time please press star then the number one on your telephone keypad. If you would like to withdraw your question press the pound key. Thank you.

                  It is now my pleasure to turn the floor over to your host Matt Hayden from Hayden Communication. Sir, you may begin your conference.

Matt Hayden:      Thank you Melissa and thank you to everyone who's joining us on the call today. As we recently passed the one year anniversary of China BAK Battery becoming a publicly traded company we wanted to take this opportunity to provide shareholders and investors with a summary of the first quarter and fiscal 2005 year-end results as well as an update regarding the Company's progress and growth strategy for this year.

                  2005 witnessed several material events as the Company significantly grew its business, raised capital to expand its manufacturing capacity and grew its customer base while controlling manufacturing costs, improving yields and began the tradition to a broader product portfolio, all which positively impacted margins. Our call today with be hosted by Mr. Jim Groh, the Company's U.S. based Executive, who will provide a business overview, summary of last year's accomplishments, a perspective of the market opportunity as well as a discussion of the growth initiatives for 2006. In addition Michael Drennan, the Company's Financial Advisor, will discuss the Company's first quarter and fiscal 2005 results, while Dr. Henry Mao, the Company's Chief Operating and Chief Technical Officer, will be available to answer technical questions during the Q&A session.

                  Before we get started I'm going to review the Safe Harbor statement. Statements in this conference call that are not descriptions of historical facts are forward-looking statements related to the future events and as such all future forward-looking statements are made pursuant to the Securities and Litigation Reform Act of 1995. All forward-looking statements related to the business of China BAK Battery and its subsidiary companies which can be defined by the use of forward-looking terminology such as believes, expects or similar expressions, involve known and unknown risks and uncertainties. China BAK Battery is under no obligation and expressly disclaims any such obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise. The company is subject to the consideration and risks of operating in the PRC. These include risks associated with the political and economic (inaudible), foreign currency exchange and the legal system in the PRC.

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                  With that out of the way, I will now turn the call over to Jim
Groh. Jim congratulations on a solid year and a great start to 2006. The floor is yours.

Jim Groh:         Thank you Matt and thank - good morning and thank you to
everybody joining us. We welcome those of you who are new and learning about BAK and we also welcome our old friends who've been involved with us from the beginning here.

                  Fiscal 2005 indeed was a successful year for our company as we topped $100 million in revenues for the first time, expanded our margins, and we completed two financings which raised approximately $60 million. This capital set the stage for continued growth by enabling us to expand our production capacity while leveraging a larger base of working capital. We utilized this capital infusion to expand our manufacturing capacities which came online and has enabled us to operate at a production rate of 22 million cells per month when we exited the first quarter in December, up from 15 million cells per month previously. It's important to note that since this increased capacity just recently came online and provides incremental growth capability during quarters two to four of this fiscal year, we also announced yesterday new manufacturing agreements with original equipment manufacturers including Lenovo and A123 Systems. These announcements represent significant growth opportunities and are key to our future strategies. I'm going to expand on this later. We also installed the capability and began producing lithium polymer batteries, which address a large number of growing applications for various electronic devices. As we brought new production online we began to build inventory in anticipation of new business both being won and pursued which positions us well for fiscal 2006 and beyond.

                  Since this is our first conference call and since we have many people joining us who are new to the BAK story, I'm going to start by providing an overview of the Company, discussing our core market verticals and our growth opportunities. I'll also spend some time discussing our operational initiatives and how the business is involving to plan. After Mike Drennan discusses the first quarter and fiscal 2005 financial results, I'll then discuss the Company's macro drivers and our 2006 goals and objectives and open the floor for questions.

                  Shenzhen BAK Battery Company Limited was founded on August 3, 2001 and has grown in that short time to become one of the largest manufacturers of replacement lithium-ion or LI-ION battery cells in the world. On January 20, 2005 China BAK Battery Inc. completed a reverse merger and began to trade publicly in the U.S. with a formal name change happening in February. We currently maintain a 1.9 million square foot manufacturing facility located on a 90 acre manufacturing campus in Shenzhen, China. We employ approximately 8,250 people. For those of you who are new to our industry Lithium-ion is the de facto standard for rechargeable battery technology used in portable applications. If you've got a cell phone it's a 99.9% chance that that cell phone utilizes Lithium-ion technology. Lithium-ion technology offers significantly higher power in a given footprint, are light-weight and the batteries have much longer cycle life and have no memory effect. Our technology has essentially replaced NiCad and nickel-metal hydride technology in portable applications.

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                  When established, the Company's first major business segment was the production of cell phone battery cells which were sold to replacement battery manufacturers. These are third party manufacturers who sell under their own brand name or sell to major retailers under a private label. This is a very good business, especially in China where it is estimated that there are more than 380 mobile phone handsets in use today. To put this into perspective, this amounts to more handsets than there are people in the United States and this number is expected to substantially grow in the next several years. Also an interesting and unique characteristic of the market is that used cell phones in China are not disposed of like they are in the U.S. Instead they are sold and resold to an existing distribution network as even the poorest segments of society have need for a cell phone. This has resulted in a geometric increase in the installed base of handsets which continually need batteries and where our replacement batteries - battery cells are sold. Our potential market is the total installed base of handsets. Currently we estimate that BAK has achieved a market share in this segment in excess of 60%. This business provides a solid base and platform from which we will expand.

                  On September 16th we raised $43 million with the proceeds being utilized to build-out increased manufacturing capacity of our existing products, automate certain manufacturing processes to increase both through-put and yields and to fund expansion of our production capabilities to include new products, specifically laptop computer batteries and lithium polymer battery cells. We have also established production on a new high power lithium battery cell for a new customer named A123 Systems. With A123 we jointly developed a new 36 volt battery to drive a new line of cordless power tools produced and marketed by Dewalt.

                  We made good progress in expanding our capacity and product expansion plans during the past year, positioning us well for 2006. In our mobile phone sales we have increased our capacity from 15 million pieces per month last August to its current level of 22 million pieces per month. This capacity expansion came online near the end of the first fiscal quarter, which was the quarter ending in December, and emanates from increased manufacturing lines, increased staffing and additional automation that has improved through-put on all of our lines. Simultaneous with this, we have been able to reduce material cost in approved yields all of which has positively impacted our margins.

                  In terms of new products we are right on track. We invested a portion of the proceeds from the September capital raise in a high volume production line for lithium polymer batteries. Lithium polymer batteries utilize Lithium-ion energy technology in customizable small formats. They are used to power Bluetooth headsets, mp3 players and ultra light-weight cell phones. We have begun a ramp up of lithium polymer products and have seen capacity grow to one million pieces per month. Further product growth is being pursued in the form of laptop computer sales. All production equipment for this product line has been ordered and the production line is currently under construction. We estimate that our facilities will be ready for production early in the second calendar quarter.

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                  Lastly in terms of new customers and new products, we recently announced an exciting partnership with a company named A123 Systems and a manufacturing agreement with Lenovo, a company which is becoming a dominant player in cell phone production. A123 Systems is an emerging supplier of specialty high-powered batteries which utilize a new nano lithium phosphate technology based on patented nano technology developed at the Massachusetts Institute of Technology or MIT. A123 is the exclusive licensor of this technology and we began collaborations with them in early 2005 to design, develop and establish a commercially producible product in a high volume production line exclusively for the manufacturing of the A123 batteries. According to our partner A123, its new high powered battery products will be used in a variety of product applications including power tools, medical devices and hybrid electric vehicles. These products meet the most stringent tier-one
OEM quality requirements. This is a cutting edge breakthrough technology and we are delighted to be part of this project which we anticipate will carry more favorable margins than our core business.

                  The first commercial application for these high powered batteries are for power tools. Dewalt, a division of Black and Decker, recently hosted a coming out party in the form of a large press event in Orlando, Florida where the company's power tool division president and other key members of the management team unveiled the new 36 volt family of products with the tag line The Power of Corded Without the Cord. Bruce Brooks, President of Dewalt Construction, commented that this was one of the most exciting product launches in a number of years. Currently the company Dewalt produces over 30 cordless products and has sold an estimated 50 million 18 volt rechargeable batteries to power their tools. Dewalt embarked on a multi-year project to identify a rechargeable battery technology that could meet the power demands where cordless power tools would replace corded power tools. This search ended when they met 123 who had developed the technology to create some of the most powerful, durable and light-weight batteries available today.

                  Earlier this year Dewalt launched seven new products featuring this 36 volt battery: the drill, a full-size circular saw, reciprocating saw, SDS rotary hammer, impact wrench and jig saw. These new - the batteries employed in these power tools offer two to three times the run time of 18 volt batteries, significantly higher power while offering users 2,000 charges and all of the same weight of traditional batteries. As A123's manufacturing partner we are the fourth - we are at the forefront of technology and we are excited about the future. According to A123 its new high-powered battery products will be used in a variety of other product applications including medical devices and hybrid electric vehicles.

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                  We had previously disclosed the company's plan to expand into the OEM channel of distribution. We made significant progress here also. In the fourth quarter over 20% of our business came from the OEM channel and in the first fiscal quarter OEMs represented 26% of our sales. We have also recently announced a strategic partnership agreement with Lenovo. You probably know Lenovo from their purchase of the IBM PC business. What you might not be aware of is that their executives recently announced plans to make cell phones the second product pillar of the company and their goal is to become the largest manufacturer in China. This progress is already well underway as they sell a unique perfume emitting cell phone that women in China simply can't resist. We believe that this partnership with Lenovo represents a significant growth opportunity for our company. We have been producing Lithium-ion cells for Lenovo since August of last year and our new strategic cooperation agreement will allow both companies to jointly contribute and share resources to further product development efforts. This will expand our current relationship and facilitate the development of new battery solutions for Lenovo. And for anyone who's interested in looking at the announcement, I'll refer them to the online Shanghai Business Daily dated November 22, 2005.

                  We are also continuing through qualification and negotiation with other leading cell phone OEMs. We have a lot of horses in the race here and our intent is to grow OEM sales significantly during 2006 and beyond. Besides growth in the cell phone business we believe that our success in forging a relationship with A123 and our ability to successfully introduce a lithium polymer battery line to the OEM channel are testaments of our team's ability to execute to a plan.

                  Now let's touch briefly on operations. We have a multi-facetted strategy to manage and optimize our product costs. First of all we addressed the reduction of every element of product cost on a cost sheet. We are relentless in our pursuit of material cost reductions through strategic sourcing initiatives and use of our purchasing power to gain the lowest material cost. We use the availability of low cost labor to minimize both direct labor and SG&A expenses. We have low construction cost and we've executed several successful initiatives to improve product yields in manufacturing. For those of you with an appreciation of manufacturing operations, please note that we accomplished these yield increases while increasing our manufacturing capacities by over 40%.

                  Another key facet of our cost strategy is to employ world class automation where it optimizes cost or increases value in terms of through-put, yield improvement, waste reduction or product safety. Execution of these strategies is evident in the gross margin improvements we've been able to accomplish. Our growth is further absorbing fixed manufacturing costs while a favorable product mix is just starting to have it's impact. These factors combined have enabled BAK to become a low cost manufacturer and to effectively compete for new business while growing revenues with current customers.

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                  Lastly I'd just like to briefly comment on the technical side of our business. Those of you who know us understand that our strategy is multi-faceted. It's based on technical excellence but in a low cost manufacturing environment. The architect of our technical strategy is Dr. Henry Mao, our COO and CTO, who is on the call with me today. He is currently in Korea where he is already working to sell out the laptop computer capacity which will be coming online in April of this year. Henry is known worldwide as an expert in Lithium-ion technology. He has constructed a technical capability that we believe is second to none. We have a new advanced Lithium-ion research lab on our manufacturing campus where we invested millions of dollars for specialty equipment and instrumentation. We have staffed the department with engineers from Japan, China and Canada. We believe we have crafted a unique ability to take laboratory developments and transfer them in partnership with a third party to a commercially viable product which is then produced in one of the lowest cost facilities in the world. We think that the advantage of our approach is that it gives us great leverage and partnering with best-in-class researchers and avoids the situation where we spend lots of money and research on a product that's never produced. The A12 relationship - the A123 relationship reflects the successful execution of this strategy.

                  Before I get into a discussion of the industry and the macro trends which drive our results, let me turn the call over to Mike Drennan, the Company's Financial Advisor, for a discussion of our financial results. Michael.

Michael Drennan: Thanks Jim. Good morning everyone. Rather than taking this time to simply read the numbers that are already in the December 10-QSB and the September 10-KSB filings, since those are already available to you on the SEC website, I thought that I would spend this time to put them in perspective and to try to give you some additional insight into them. As I review the Company's results all of the numbers will be in U.S. dollars which is the Company's reporting currency. Also please remember that our year-end is September 30th so that the fiscal 2005 year ended September 30, 2005 and the first quarter of fiscal 2006 ended on December 31, 2005. I'll start by focusing on the Company's most recent financial results for the first quarter ended in December and then finish by touching on fiscal 2005.

                  Revenues for the first quarter were $26.1 million almost $1 million or 4% more than a year ago primarily due to higher volumes. The number of units sold during the quarter increased by 11% in total with most of this increase in aluminum K cells. The overall weighted average unit selling price was 7% lower than last year with decreases in all product lines other than aluminum K cells.

                  The big story for the quarter was the improvement in gross margins increasing from 17.4% of revenues last year to 27.1% this year. This 10 point improvement in margins is broken down as follows. Six points came from lower raw material prices through increased volume pricing and 4 points were contributed by improved labor efficiencies with yield improvements offsetting all other cost increases.

                  Operating expenses were up about $1 million from last year from 8.1% of revenues last year to 11.8% of revenues this year. One of the biggest contributors to this increase were the public Company expenses since this year the Company had to deal with the SB2, 10-KSB, other regulatory filings, an audit, investor relations and you know the rest of the drill. But last year they didn't have to deal with any of that as a private company in the first fiscal quarter. The Company also invested significantly more in research and development and selling efforts this year in anticipation of the increased manufacturing capacity that came online. Finally the Company incurred additional bad debt expense in order to increase its receivable reserves and I'll talk to that a little bit more later.

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                  The end result of all this is that operating income increased by over $1.6 million or 70% from the first quarter of last year. Finance costs were about the same as last year but the Company did benefit from their improved cash position by investing some of their unrestricted cash to earn over $300,000 of additional income this quarter. Income taxes were only 3.3% of pretax income, significantly lower than the preferential 15% tax rate that the company enjoys by locating its facilities in the Shenzhen Special Enterprise Zone due to the recent significant plant and equipment investments it has made. As a result, net income for the quarter increased almost $2 million or 110% on a 4% sales increase from 7.2% of sales last year to 14.5% of sales this year.

                  Earnings per share only increased from $0.06 per share last year to $0.08 per share this year since the number of shares increased by 18 million due to the two equity offerings during fiscal 2005.

                  Turning to the balance sheet, the big story here from a year ago is the improvement in liquidity. Working capital improved from a deficit of $28 million last year to a surplus of $18 million this year primarily due to the $56 million of net proceeds from the two equity offerings in fiscal 2005. Total cash of $36 million at December 31, 2005 included restricted cash of $25 million that served as security for the Company's $73 million of short-term loans and notes payable. Accounts and notes receivable increased another $23 million from $27 million or 99 days of sales a year ago to $50 million or 175 days of sales this year. Let me provide some detail there.

                  Notes receivable at December 31, 2005 were $9.4 million and were essentially comprised of December sales to three high volume customers with good payment histories. All these notes are due by June 30, 2006 and $1.4 million of them had been discounted as of the end of December. Gross accounts receivable were $42.5 million at December 31, 2005 but the reserve of $1.8 million or 3.5% of total receivables for a net balance of $40.7 million. There were 13 customers with individual balances of $1 million or more comprising about 70% of the total aging. 63% of the total aging is due within 90 days with another 25% due within the next 90 days. The accounts receivable reserve fully covers all receivables older than 270 days, 100%. Now the company has a dedicated credit department that closely monitors each customer's purchases and payments as well as their financial condition so that they can intervene if they spot any problems. While the company is concerned with the growing levels of these receivables, they also recognize the need to work with their key customers as they look to grow their revenues to fill their new production capacity.

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                  Inventories also increased by $18 million from a year ago with turns dropping from 4.3 last year to 2.1 as of this quarter. Now the company purposely built inventory this year in anticipation of the sales ramp that has already started in the second quarter of fiscal 2006 as well as to provide adequate finished goods to cover the plant's shutdown for the Chinese New Year celebration. The company expects to work its two-month supply of finished goods at December 31, 2005 down to one and a half months at current sales levels by the end of the second fiscal quarter with further improvements as sales continue to ramp up in the future. The company was also able to benefit with a six point improvement in gross margins due to this increased level of purchasing during the quarter.

                  Property plant and equipment increased by $43 million from a year ago with sales per dollar invested dropping from $4.10 a year ago to a $1.70 this quarter. The Company expects this measurement to recover in the future as they fill the available production capacity. Short-term loans and notes payables increased by $20 million from a year ago but the increase in equity more than offset this as the debt-to-equity ratio dropped from 2.5 a year ago to eight tenths currently. Despite the $91 million increase in total assets from a year ago, the Company's increase in earnings more than compensated, raising the return on assets from 6.6% a year ago to 7.8% this year.

                  With respect to fiscal 2005, the Company enjoyed another consecutive record year for both revenues and profitability. Net income grew $5.6 million or 83% on revenue growth of $38.2 million or 60% from the prior year. As a percentage of revenues, net income increased from 10.6% in fiscal 2004 to 12.1% in fiscal 2005 with all the improvements coming once again from gross margins which increased 350 basis points. Weighted average unit selling prices increased 2% from fiscal 2004 to fiscal 2005 while manufacturing costs decreased 1.5%, with steel sales contributing the major of the increase.

                  And with that, I would like to return the call to Jim.

James Groh:       Thanks Mike. Okay I'd like to turn our view from internal to external and talk a little about some of the macro trends in our business. The market for Lithium-ion batteries is estimated to be in excess of $2.5 billion and I want to explain that as at our cell prices and we're certainly up-channel. We believe this business will grow in excess of 20% on a worldwide basis and at even a greater rate in China. Beyond cell phones there are a variety of other applications including laptops, power tools, hybrid electric vehicles, mp3 players and other consumer electronics. Some of these applications like power tools and ATVs have required further development of the core technology in order to make lithium energy technology suitable for particular applications. As evidenced by our announcement with A123 this development is not only underway but at BAK it's been put into production. These new technological achievements create a plethora of new opportunities for us to manufacture an ever increasing line of battery cells for power hungry portable applications.

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                  As most of you know, the Chinese market for cell phones is tremendous. The handset user base was approximately 380 million as of the end of October, ranking number one in the world according to the Ministry of Information Industry. China's stated goal is to add another 250 million users, significantly more than exists in all of the U.S., in China over the next five years. If this happens, China alone with account for 25% of the global mobile phone market. We like folks to understand that we sell consumable products. While Lithium-ion technology produces consumables which last far longer than competing technologies it is consumable nonetheless. Accordingly a portion of our ongoing revenue is recurring due to a razor blade business model. As the installed base of devices continues to develop, our potential market opportunity expands geometrically. We will benefit from the sale of cells for the original handsets to the OEM and re-sell battery cells for those devices again and again in the replacement market. The appeal of a consumable business is the nature of its growth, the stability it imparts and the fact that you see major changes coming long in advance.

                  So as you can see the market is substantial and our opportunity to grow our market share is significant as we continue to be a low cost supplier of high quality Lithium-ion and lithium polymer battery cells. New portable products are transitioning from older technology to Lithium-ion and the trend towards mobile entertainment and communication products is driving additional growth. New cell phones require significantly more power to accommodate new features like digital cameras, mp3 players, GPS locating technology and other technologies. Coupled with the sheer growth in consumers in places like China we feel we are very well positioned to grow both our market share and grow with the overall markets we participate in.

                  Let me spend just a moment talking about 2006 initiatives. The first is the continued pursuit of expanding our OEM relationships particularly with cell phone manufacturers including names like Lenovo I discussed earlier. This initiative extends to other applications as well including small consumer electronics and laptops. Speaking of laptops, this is our second main growth initiative. It is a product initiative and we believe it offers a significant opportunity to the company. Lastly we see a significant scale-up in the volumes of high powered lithium phosphate battery cells accruing from our relationship with A123 Systems. Mr. Lee our CEO and Mr. Han our CFO and the members of the Senior Management Team believe this year will be another solid year characterized by rapid growth. While we decline to give specific sales targets or sales volumes by product line, Mr. Lee and Mr. Han do have a view towards their expectations in terms of net income and expect to report a minimum increase in net income of 100% for fiscal 2006 over fiscal 2005. This would be in the $24 million range. Depending on the scale-up of certain customer programs, the Company may achieve or even exceed the $27 million make good number that has been disclosed on our SEC filings. We will get a better feel for this in the next quarter as we see how our initiatives and more importantly our customer scale-up develop.

                  It has been a very productive first year for BAK as a public company and we hope that our shareholders are pleased with our progress, financial performance and growth prospects. I'd like to thank all of you for being on the call today. Just in terms of housekeeping, I would like to confirm with everyone that the Company will be speaking, specifically Dr. Henry Mao and myself, at the Roth Capital conference on February 21st and we may have an opportunity to see some of you folks out there. So we welcome those of you new to BAK and we thank you for your interest in our company. And very importantly, we'd like to thank those early investors who not only provided the company with financial support but with advice and counsel that has been so critical to the development of our company.

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                  And with that I conclude our prepared remarks and I'm happy to open the call for questions.

Operator:         At this time I would like to remind everyone if you would like to ask a question press star then the number one on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                  Thank you. Your first question is coming from Wilson Jaeggli with Southwell Partners.

Wilson Jaeggli:   Good morning.

James Groh:       Good morning Wilson.

Wilson Jaeggli:   A couple of questions here, just a number of shares
outstanding. Weighted average share was around 50 million for the quarter, what's it going to be for the year once we include all the deals that have been done?

Michael Drennan: Well the actual shares outstanding right now are 48,878,000 so that base will stay that way through the entire year. The share equivalents are going to change as the stock price changes throughout the year, I think around 300 thousand shares in the quarter, so total number of options outstanding are 2 million. So the most that it will be at it will be 2 million shares due to the options so some place in that range you know in the $50 million range is where it should stay for the balance of the year.

Wilson Jaeggli:   Okay so all in at 50 million and at 24 million guidance in here. In other words we're talking somewhere are $0.50 a share.

Michael Drennan:  Right.

Wilson Jaeggli:   Okay. Secondly, the major increase here in production, going from 15 million units to 22 million units, help us understand that a bit. If you already have 60% of the domestic market you're increasing your production capability there 47% I don't think you're going to 90% of the market. What - how long does it take to - in other words what's the rationale for that kind of major increase in cell production per month and secondly when will that not only be capacity but actually production?

James Groh:       Okay Wilson I was going to repeat the question back to you to make sure I got it. This is Jim Groh and I'll field the question. Your question is that we've increased our capacity from 15 million to 22 but with 60 - your question is with 60% share why would we increase the capacity that much?

Wilson Jaeggli:   I wonder you increased your capacity 47.

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James Groh:       Okay let me address that first. The 60% share number is in a very specific segment. That is sales to replace - the third party replacement battery manufacturers. These - you know it's not the replacement battery market, it's replacement battery third party manufacturers. If you go into a Radio Shack or a Circuit City you may - you'll see batteries up there; they don't say Nokia or Motorola they may send Radio Shack brand. There's a 60% chance that that is our product. So that specific product that specific segment. We don't have 60% of the overall cell phone battery business, we've got significant opportunity to grow share there as we have been especially in replacement share that has historically been held by Japanese and Korean manufacturers because we offer equivalent or better quality at much lower cost.

                  That was your first question I believe and your second question I'm sorry I--.

Wilson Jaeggli:   Yeah the second question is when do you think - I mean we're talking about 22 million pieces per month in capacity, when will that capacity be utilized. In other words when will you ramp that production?

James Groh:       That's already - we are producing at a rate of 22 million
cells per month (inaudible) not only was the capacity brought on but you know I think you and I have had this discussion before with Paul you know you look at our theoretical capacity all in seven days a week or whatever is about 25 million cells per month but of course nobody ever achieves 100%. We're running right now at 22 million, that's about maxed out of practical capacity and we're producing at that rate.

Wilson Jaeggli:   Okay well great, you're already ramping it then?

James Groh:       Yes sir.

Wilson Jaeggli:   Could you talk a little bit about the registration of the two issue pipes that are out there, where you stand on that and I know predictions aren't very good in this arena working with the SEC but help us with that a little bit.

James Groh:       I'm going to turn this over to Mike Drennan for him to answer
Wilson.

Michael Drennan: Yeah Wilson that's basically what I've been working on for the last month. All of the filings that the SEC has given us comments on have already been resubmitted to the SEC, that's both the SB2 filings for the two offerings that you mentioned. Because of comments that came out of there we restated the - basically all the financial statements between an 8-K that was filed on April 7th, the March 10-Q or June 10-Q all of that is back into the SEC right now. And as of last night we had not received any comments. They've acknowledged receipt of it and said they were looking at it but we hadn't received any comments back from them with respect to it. So we've got our fingers crossed right now that they've got everything they need at this point and hopefully they'll be able to get us effective very soon.

Wilson Jaeggli:   Okay so the ball is in their court in other words?

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Michael Drennan:  Absolutely.

Wilson Jaeggli:   Okay. Just to make sure we understand the company here,
basically all the revenues generated so far have been in the cell phone battery market. Is that correct?

James Groh:       There's been - there has been revenue from lithium polymer batteries (inaudible).

Wilson Jaeggli:   Could you not quantify that?

James Groh:       In the cell phone market.

Wilson Jaeggli:   Can you quantify that?

James Groh:       We are declining to that do Wilson. We think that's a
competitive disadvantage to.

Wilson Jaeggli:   Okay and the - you mention here laptop battery production you think would begin in April?

James Groh:       Yes sir.

Wilson Jaeggli:   Good, and how about the high powered relationship here with
Dewalt. Can you talk about what the volume might be there or what we're looking at the order rate or whatever?

James Groh:       Again especially the sensitivity of the confidentiality with
A123. They have been very kind to allow us to talk about the nature of the relationship but we can't specifically release any sales numbers we've made to them. I will say that we started shipping products in volume right at the end of the calendar year and that is ramping up now.

Wilson Jaeggli:   Okay.

James Groh:       You know the product wasn't announced to the trade by Dewalt until I think it was January 16th so it's pretty new stuff. And that's - we've been held back because until it really got out in the market nobody wanted us to talk about it.

Wilson Jaeggli:   I see. Is this product, Dewalt's product, on the shelves now at Home Depot or?

James Groh:       You know I don't know. I tell you what there's two places I could send everybody for information. If you'd like to read about A123 there was a Wall Street Journal article on page B1 which ran November 2, 2005 so if you're a Wall Street Journal online subscriber you can go pull that article. The other thing is go to the Black and Decker website and the Dewalt section. They've got videos on these new products and kind of their promotion plan. I think you'll learn about it there. I don't know if they've filled the channel yet we're more interested in filling the channel with Dewalt.

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Wilson Jaeggli:   Understandable. Congratulations on an amazing ramp and new relationships here.

James Groh:       I'll pass your comments on to all the management, thank you.

Wilson Jaeggli:   Thanks.

Operator:         Thank you. Your next question is coming from Patrick Walker with Walker Smith Capital.

Patrick Walker:   Good morning guys, Jim how are you?

James Groh:       I'm fine thank you Patrick, how are you?

Patrick Walker:   Pretty good, just a couple of follow-up questions. I don't see depreciation or amortization broken out on this one. Do you have that number?

James Groh:       Hold on just a second. It's - the Q is actually on the SEC's website I saw it there this morning (inaudible) I'll give you the number. I just want to let you know that it's available. In the quarter it was $1.2 million.

Patrick Walker:   And I take it does that explain some of the G&A expense that appears to go up year-over-year or I'm sorry quarterly?

James Groh:       That explains some of it but it's - you know most of that is up in cost of goods sold. But most - the big increase was the public company expenses.

Patrick Walker:   Sure.

James Groh:       And then the - you know the Company's - that's primarily it's.

Patrick Walker:   What would be your estimate of total OpEx excluding cost of goods sold? I mean would it be in this kind of low 3 range?

James Groh:       I'm sorry.

Patrick Walker:   Do you have an estimate of what you would expect the total operating expense to be going forward?

James Groh:       Total operating expense?

Patrick Walker:   Yeah would this be - would this last quarter be representative of what it's going to be as a public company?

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James Groh:       Well it's probably as high as it's going to be. I would expect it would go down from here. Let's see you talking about just G&A?

Patrick Walker:   Yeah.

James Groh:       It's about 5.6% of revenue. It's going to trend down from
there because a lot of those costs fixed and as they build capacity and increase the revenue it's going to drop from there.

Patrick Walker:   Okay. And you mentioned in the press release you know business impacted by seasonality. Can you maybe expand on that a little bit as far as Chinese New Year would be in this current quarter, correct, and not in the December quarter, right?

James Groh:       What we meant by that was we were referring to the increase in inventory that we had increased the inventory because of the Chinese New Year in anticipation of it.

Patrick Walker:   Okay.

James Groh:       But in terms of sales the big story going forward is going to be increasing capacity and phone (inaudible) capacity which really doesn't relate to seasonality.

Patrick Walker:   Okay and - but that does explain the inventory build?

James Groh:       Absolutely. That was part of it. The other part of it is the, you know, the company is increasing the revenue going forward, it's already started, and they built inventory in anticipation of doing that.

Patrick Walker:   Right and this 9 million notes receivable, what is that?

James Groh:       That's - basically it's three customers. They're large
customers; they've got good credit histories. Although those sales were made in December all of the notes receivable are due by the end of June so it was a way of working with the customers and at the same time securing the receivable balance a little bit better so that they could actually discount those notes. They've discounted some of them, about $1.4 million.

Patrick Walker:   And they're all due to be paid in June?

James Groh:       Yes.

Patrick Walker:   Okay. Is this going to be an ongoing arrangement where you would expect to see that line continue or is this a one-off situation?

James Groh:       Oh it's probably going to continue to some degree gong
forward.

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Patrick Walker:   Okay. And you mentioned the bad debt expense went up or it did go up but--

Michael Drennan: The reserve went up; it went up by over $1 million from a year ago.

Patrick Walker:   Okay.

Michael Drennan: And basically the bad debt expense increased because the Company is building the reserve.

Patrick Walker:   Okay.

James Groh:       Just to make sure we were adequately reserved.

Michael Drennan:  Right.

Patrick Walker:   Okay well thank you for the update.

James Groh:       Thank you.

Michael Drennan:  Thanks.

Operator:         Thank you. Your next question is coming from Barry Kitt with
Pinnacle Funds.

Bill House:       Hey Jim, it's Bill House.

James Groh:       Oh hi Bill.

Bill House:       How are you?

James Groh:       Fine.

Bill House:       Just a quick question on the capacity increase from 15 to 22 million units per month. This refers to the cell phone only and is that true?

James Groh:       No Bill, there would be a million pieces per month of lithium polymer in there also in terms of capacity.

Bill House:       Okay and this doesn't include though the capacity that was built for power tool and laptop batteries?

James Groh:       There's no capacity for laptops and power tool it has some in there but again I've got to steer clear of giving specific power tool numbers if you don't mind.

Bill House:       But needless to say that the building has space for quite a bit of additional capacity once the laptop and power tool were to ramp?

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

James Groh:       Yeah it does. I was just in the facility a couple of weeks ago and we did a tour and you can see there's a lot of production coming out in the power tool area and there's a lot of new stuff going in the backend of the building, but yes we've got plenty of space to expand. To optimize facility cost, we sometimes build out facilities that remain empty for several months and have no equipment in them. But the way construction works in China, crews actually move there and once you kind of get them there it's lower cost to put up the facility if you're expecting to be able to fill it later than to do it in smaller pieces. So we've got plenty of room to expand.

Bill House:       Thank you Jim.

James Groh:       You're welcome.

Operator:         Thank you. Your next question is coming from Lew Moser with
Mafax Investors.

Lew Moser:        Yes I had looked at the registration for insider trading and noticed that in January of this year there's almost three quarters of a million shares that are up for sale. I was wondering in view of everything being positive here why that's - you know, why that is?

Michael Drennan:  Oh the statements - the 144 registrations I think that--

Lew Moser:        Yeah.

Michael Drennan   That you're referring to and those as you know are notices of intent to sell. Doesn't mean necessarily that the companies are - the investors are necessarily going to sell the shares but they wanted to have the flexibility to do that and that's as far as I know is why they filed the Form 144s.

James Groh:       Yeah these are some of the very early original investors in the initial capital raises who bought in at I think the official cap raise was done somewhere in the $2 dollar. Some of these funds only get to recognize profits after they've transacted. So at the current share price they've had a pretty good run and I can only guess that some folks are feeling they want to take the profits off the table on behalf of their - you know the people have money in their funds.

Lew Moser:        Right, right, okay that's it.

Operator:         Thank you. Once again I would like to remind everyone if you would like to ask a question please press star then one on your telephone keypad.

                  Your next question is coming from Beau Johnson with China America Fund.

Beau Johnson:     Good morning gentlemen this is Beau Johnson. I'd like to ask you about your previously announced intention to achieve certification from Motorola and how that particular relationship has developed?

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

James Groh:       You know it's progressing; it's not progressing as fast as we would have liked. We are still in the process of being qualified by Motorola. There have been evaluations and visits where we are improving certain of our capabilities of that certain of the tier-one OEMs want us to have. You know we've expanded our OEM, let's say our OEM work beyond just Motorola to as you saw Lenovo and we have others we have not yet disclosed that are tier-ones. And I'd say our approach now though is to pursue the sale of our capacity with tier-one OEMs as fast and as furiously as we can so I think we're kind of thinking we're not Motorola dependent to succeed in the OEM business, it could come from any number of tier-one OEMs. But specific to your question, we don't have an announcement as of yet. We are proceeding and we do expect to be shipping mobile phone cells to OEMs in significant quantity later this year.

Beau Johnson:     Thank you. One other question, can you share with us your
strategy as far as the eventual listing of this on a major exchange?

James Groh:       You know all energies are going through - getting through the registration statement and anything we might have done in that might have caused us to re-file it. We will pick up all those issues as soon as we get you know the initial fundraising shares registered. But clearly the company has a plan to migrate to a different exchange from the OTCBB once we get the stuff behind it. We have identified independent directors; we've taken some of the steps to put in the required corporate governance. When we get through the registration we're ready to make some steps and make an announcement.

Beau Johnson:     Thank you gentlemen, as an early investor in this thing we're very, very proud to have you in our portfolio thank you.

James Groh:       We're glad to have you thank you.

Operator:         There appear to be no further questions. I would like to turn the floor back over to Mr. Groh for any closing remarks.

James Groh:       I'll just reiterate the thanks from all of the management team for the support we got. As I said not just financial but as a newly traded public company in the last year we've received invaluable wisdom and counsel from a lot of you. We thank you, we appreciate it, we hope you're pleased with us, and we look forward to speaking to you in the future. Thank you.

Operator:         Thank you. This concludes today's teleconference. You may now disconnect.

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